Exhibit 10.49

MANUFACTURING SALES AGREEMENT

This Agreement made and entered into this 19 day of November, 2004 (the “Effective Date”) by and between Mannatech™ Incorporated (“Buyer”) with its principle place of business at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019 and Natural Alternatives Inc. (“Seller”) with its principle place of business located at 1185 Linda Vista Drive, San Marcos, CA 92078 referred to as the “Parties”.

RECITALS

WHEREAS, Buyer develops and sells proprietary nutritional supplements and topical products through a network marketing system throughout the United States, Canada, Australia, New Zealand, the United Kingdom and Japan by distributors referred to as Independent Associates (“Associates”);

WHEREAS, Seller is engaged in the development, manufacture and sale of functional foods and nutritional supplements and possesses particular technology and know-how and has previously been provided product formulations of all of Buyer’s Products developed for Buyer under the terms of a separately executed and incorporated Confidentiality and Non-Disclosure Agreement (dated February 26, 1997) to determine the formulation change requirements of the Products;

WHEREAS, Buyer desires to expand its sales territory to include Germany and Denmark (the “Territory”) and desires to utilize Seller exclusively to make changes to the Product formulas and to manufacture and deliver the Product in accordance with the terms of this Agreement;

WHEREAS, Seller desires to make changes to the Product formulas and to manufacture and deliver the Product exclusively for Buyer within the Territory during the term of this Agreement in accordance with the terms of this Agreement; and,

WHEREAS, Seller represents that it presently has the ability to make changes to the Product formulas and to manufacture and deliver the Product in conformance with applicable laws of the Territory in accordance with the terms of this Agreement.

NOW THEREFORE, incorporating the above recitals herein, and in consideration of the covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1 “Product” or “Products” means Ambrotose®, Phyt•Aloe®, Catalyst and Plus Tablets and other Products as may be requested from time-to-time.

1.2 “Territory” means: (1) Germany and (2) Denmark

1.3 “Secondary Term” shall refer to a 365 day period commencing on, and on each anniversary of the Effective Date.

2.	Specifications and Development

Seller shall develop, manufacture, produce and package for Buyer the nutritional Products initially the subject of this Agreement and any new Product subsequently determined by the Parties to be added to this Agreement. All Products and new Products shall be listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement. The detailed formulations and specifications for the manufacturing, producing and packaging of the Products shall be listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement (the “Standards”). The Parties may, from time to time amend the subsequent written memorandums by mutual written agreement.

3.	Term.

3.1 Primary Term. Unless earlier terminated by either Party this Agreement shall be effective for a period of five (5) years (the “Initial Term”) commencing on the Effective Date of this Agreement. Within sixty (60) days of the termination date of the Initial Term, either Party may provide notice to the other than it does not intend to extend the Agreement into the Secondary Term. If such sixty (60) day notice does not occur, this Agreement may automatically extend for successive twelve (12) month terms (collectively, the “Secondary Term”). In the event the Agreement extends to any Secondary Term thereafter, either Party may terminate the Agreement, upon sixty (60) days notice prior to the end of the then Secondary Term.

3.2 If such sixty (60) day notice does not occur prior to the end of the Initial Term or any Secondary Term, then Seller and Buyer shall immediately commence good faith negotiations to determine and agree upon such quantity and price for such Secondary Term. At least thirty (30) days prior to the end of the Initial Term or any Secondary Term, Buyer and Seller shall mutually agree in writing on the quantity and price of the Products to be sold by Seller to Buyer during such Secondary Term. If Buyer and Seller are unable to agree in writing on such quantity and price, this Agreement shall terminate effective at the end of the Initial Term or the then Secondary Term.

3.2.1 Nothing contained in this Section shall be deemed to obligate Buyer and Seller to agree upon such quantity and price;

3.2.2 Nothing contained in this Section shall be deemed to obligate either Party to negotiate with the other Party regarding such quantity and price if such other Party is then in breach of or in default under this Agreement, or

3.2.3 Nothing contained in this Section shall be deemed to limit the rights of Buyer and Seller under Section 12 (Indemnification).

3.3 At the termination of this Agreement, Buyer shall have the right and ability to make Products, particularly using its proprietary information and formulae.

3.4 Failed Conditions. In connection with the Products referenced herein, if following diligent investigation, inquiry and conference with Seller, Buyer in good faith does not believe Seller satisfies any one or more of the conditions contained herein or any Products are not being manufactured within Standards, Buyer shall give Seller written notice of such determination. Such notice shall state in detail the conditions Seller does not satisfy, the reasons Buyer believes Seller does not satisfy the stated conditions, and a detailed statement of facts that would have to exist for Seller to satisfy the failed conditions. Seller shall have sixty (60) days following receipt of the written notice referenced in this Section to cure any inability or failure to satisfy any conditions listed in a notice from Buyer. In the event such failure cannot be reasonably cured within sixty (60) days, Seller shall have whatever longer period is reasonably required, as agreed to by the Parties, provided Seller commences such cure within sixty (60) days of receipt of a notice from Buyer and thereafter diligently pursues the cure to completion.

3.5 Effect of Failed Condition. In the event Seller does not cure its inability to satisfy the conditions contained in a notice received from Buyer pursuant to Section 3.4 within the time periods set forth, then Buyer may for a period of thirty (30) days after the earlier to occur of: (i) expiration of such time periods; or (ii) receipt of Seller’s written notice it will not cure such conditions, elect to terminate this Agreement in accordance with Section 14.2.3.

4.	Products.

4.1 Product Development. Buyer shall develop formulations for the Products both legally compliant with the applicable laws of the Territory and acceptable by Buyer. In connection with Product development, Seller shall:

4.1.1 Review existing Buyer Product formulations as requested by Buyer and ingredients and excipients used in Buyer Product formulations;

4.1.2 Cross-reference applicable published Territory regulations where necessary;

4.1.3 Recommend formulations including the removal/replacement of non-permitted Product ingredients based on regulatory guidelines for the Territory;

4.1.4 Provide scientific data on the composition and/or physiological function of ingredients used in Buyer Product formulations and provide nutritional information and nutritional values for nutritional supplements used in Buyer Products;

4.1.5 NAI will provide Mannatech structure/function claims to be made in conjunction with the Products together with scientific substantiation for such structure/function claims;

4.1.6 Prepare master formula and processing instructions for all Products and submit to Buyer for approval;

4.1.7 Register Products with applicable governmental agencies within the Territory and maintain such registrations to ensure Products conform at the time of delivery with applicable laws, rules and regulations in the Territory; Seller will provide copies of the registration documents to Buyer for review and approval prior to submission and approval by Buyer of such registration documents shall not be unreasonably withheld; Buyer will approve or disapprove any such matter within five (5) business days following submission to it for approval; Buyer’s failure to timely provide the approval requested or the reasons for any refusal to consent shall constitute approval for purposes of this Section; Seller will provide to Buyer copies of the final documents submitted and correspondence from the applicable agencies;

4.1.8 Participate in responding to governmental regulators concerning Product related issues pre and post marketing of the Products and provide Buyer copies of correspondence with such regulators; Seller will provide copies of any changes requested by such government regulators to Buyer for its review and approval;

4.1.9 Supply, sample and approve for manufacture raw materials/components, containers and closures and shipping labels and shippers; specifications for raw materials/components, containers and closures and shipping labels and shippers will be drafted by Seller and approved by Buyer, and

4.2 Product Packaging and Labels. Buyer will be solely responsible for development of all packaging and labeling with respect to the Products provided that Seller will be responsible for providing any information regarding ingredients and makeup of the Products required to be disclosed to comply with applicable laws, rules and regulations in the Territory. Buyer will be solely responsible for the development and regulatory approval of all non-label claims included by Buyer on any packaging, labels, inserts or promotional materials. Seller is not responsible for any claims made by Buyer in its marketing and/or selling literature, or claims made by Buyer’s distributors or sales team or any other representative or agent of Buyer. The initial packaging requirements for the Products shall be listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement. Such requirements may be changed from time to time as agreed to by Buyer and Seller and shall be listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement.

4.3 Proprietary Components. Seller may seek in its own name and at its own expense, and if obtained, shall maintain appropriate patent, trademark, copyright or registration protection for any element or component proprietary to Seller that is included in any Product or any part thereof, and Seller shall retain ownership of such elements or components. During the term of this Agreement, Seller grants Buyer a nonexclusive license to the foregoing solely to the extent necessary to exercise Buyer’s rights provided for in this Agreement. Nothing in this Agreement will be deemed a transfer of ownership in any intellectual property rights of either Party to the other under this Agreement, whether such intellectual property rights existed before the Effective Date or are created after.

5.	Quality Control.

5.1 Seller shall manufacture and package Products at its Plant in quantities ordered by Buyer in accordance with the terms and conditions set forth in this Agreement. Seller may develop for its own use in manufacturing the Products such specifications and quality control parameters and utilize at Seller’s expense such subcontractors as Seller may deem appropriate, provided all production is in compliance with the Standards. The Parties agree Seller may supplement or otherwise modify Standards at any time and from time to time, subject to Buyer’s prior written approval which shall be provided or declined within ten (10) business days of a request therefore, and which shall not be unreasonably withheld. For purposes of this Agreement, “Plant” means Seller’s production facilities wherever located.

5.2 Seller warrants and represents that it has established procedures for the manufacture and supply of the Products. Seller agrees that all Products manufactured, packaged, labeled, supplied and delivered to Buyer (or its designee), will be manufactured in a professional, clean, safe and sanitary manner, in accordance with good manufacturing practices and the specifications and Standards established and agreed to by Buyer and Seller.

5.3 Buyer shall have reasonable access to Seller’s Plants at all reasonable times upon reasonable notice (not to exceed two business days) while Product is in process for the purpose of conducting inspection and testing of such Product and for purposes of quality control audits. Seller shall be notified in advance of the names of all visiting personnel or agents and their intended dates of arrival. Buyer at its sole cost and expense shall perform inspections and tests for quality assurance in a manner that will not unduly delay or interrupt production or manufacture of any Product.

5.4 Seller shall perform all in-process and finished manufacturing checks necessary to assure Product quality. A Product shall not be released for shipment unless it complies with all specifications and all applicable laws, rules and regulations. Seller shall place any noncomplying Products on hold. Products that do not comply shall be put on hold and may be released only with the prior approval of Buyer. All Products that do not comply with the specifications for that Product, will be disposed of by Seller at its expense and in a manner consistent with the law. Deviations or out of specifications results will be investigated by Seller with the results of the investigation submitted to Buyer for review.

5.5 Seller is solely responsible for compiling all original records of manufacture, packaging and testing. All records of manufacture, packaging and testing maintained by Seller with respect to the Product shall be available at all reasonable times for inspection and verification by Buyer or any of its designated agents or representatives. All such master manufacturing and test records shall be documented and summarized by Seller and copies provided to Buyer at Buyer’s request. Buyer reserves the right, at any reasonable time, to examine Seller’s records of manufacture, packaging and testing related to the Product, at Buyer’s sole expense, and Seller shall cooperate with any person making such examination on behalf of Buyer. Seller shall be notified in advance of the names of all visiting personnel or agents and their intended dates of arrival.

5.6 Buyer shall be solely responsible for determining shelf life of the Products. Seller agrees to cooperate and provide assistance to Buyer in Buyer’s investigation and response to consumer complaints related to the Products, but in no circumstance shall Seller be compelled to respond to any consumer complaint.

5.7 Seller shall retain samples of starting materials and finished products in accordance with its general practices for similar products.

6.	Inspection Events, Production Codes, Regulatory Action.

6.1 Inspection Events. Seller shall immediately notify Buyer by the most expeditious means practicable, but in no event later than the next business day, if and when it is informed of an impending audit, inspection and/or onsite visit (“Inspection Event”) concerning the manufacture of any Product by Seller under this Agreement by a governmental agency or any licensing unit thereof. Buyer, at its sole discretion and expense may elect to send an employee or designee to observe the Inspection Event. In the event that Seller should not have prior notice of an Inspection Event, then Seller shall, within three (3) business days after such Inspection Event, give written notice of the same to Buyer, and shall further provide to Buyer any written documentation supplied to Seller on account of such Inspection Event. In the event of any action described in this Section, the Parties shall cooperate in determining the response, if any, to be made to such action and each Party agrees to cooperate with, assist and allow Seller to be the primary spokesperson in responding to any communication or inquiry, and/or attempting to resolve any such action, and to refrain from any activity with respect to such action which is not previously approved by Seller, unless otherwise required by law.

6.2 Codes. Production codes for Products will be maintained in accordance with Seller’s existing policies as of the date hereof. Seller shall maintain detailed records on raw and packaging materials usage, finished Product production by code date and shipping of Product, so that Product can be traced in case of a recall. Unless necessary to prevent serious injury or death, Seller cannot initiate a recall or withdrawal of Products ordered by or shipped to Buyer without the consent of Buyer which cannot be unreasonably withheld. If a recall or withdrawal must be initiated before consent of Buyer can be obtained, in order to prevent serious injury or death, notice to Buyer must be provided as soon as is reasonably feasible. Seller shall retain complete control of all recall decisions with respect to Products sold or shipped by it to Buyer and Buyer shall have no rights in connection therewith, except that Seller shall provide Buyer with notification of any such recall within a reasonable time thereafter, together with the reasons for the recall and such information as may be available to Seller concerning the degree to which the reasons may have application to any Products shipped to or on behalf of Buyer.

6.3 Regulatory Action. If the FDA or any other domestic or foreign federal, state or local government agency makes, with respect to any Product manufactured by Seller for Buyer under this Agreement, (i) an inquiry, or (ii) gives notice of or makes an inspection at any Party’s premises, or (iii) seizes any such Product or requests a recall, or (iv) directs any Party to take or cease taking any action, the other Party shall be notified immediately but in no event later than the next business day. Seller will investigate the inquiry or complaint and provide Buyer with a written report within 2 weeks after the notification. Duplicates of any samples of Product taken by such agency shall be sent to the other Party promptly. In the event of any action described in this Section, the Parties shall cooperate in determining, and will mutually agree upon, the response, if any, to be made to such action and each Party agrees to cooperate with, assist and allow Seller to be the primary spokesperson in responding to any communication or inquiry, and/or attempting to resolve any such action, and to refrain from any activity with respect to such action which is not previously approved by Seller, unless otherwise required by law.

7.	Purchase Orders & Shipping.

7.1 Purchase Orders. All purchase orders shall constitute authorization to Seller by Buyer to order materials, allocate labor or equipment, or enter into other commitments for the assembly and manufacture of the Products required by such purchase order. Such purchase orders shall be firm and binding upon Buyer, and shall be filled by Seller in accordance with this Agreement. Notwithstanding the foregoing, Buyer may cancel a purchase order at any time prior to delivery. Seller shall complete all work in process in a timely fashion and deliver the same to Buyer as provided herein against payment as provided herein. Buyer shall reimburse Seller for any out-of-pocket expenditure for raw materials, ingredients and packaging materials that Seller incurs that cannot be canceled or allocated to other uses and Seller will provide those materials to Buyer against payment as provided herein. Seller will ship Product by the date set forth in each purchase order, or sooner, provided that: (i) such date cannot be less than 90 days after the purchase order date without Seller’s approval; and (ii) Buyer may, prior to shipment, request that Seller delay the shipment date subject to the Parties’ agreement to the payment by Buyer for any additional storage charges. The Parties agree to set minimum order sizes for all purchase orders under this Agreement after Product formulations are approved for the Products and after all Products are pilot tested.

7.2 Shipping. Seller shall load Products onto such carriers as may be determined by the Parties. All Products are delivered F.O.B. Seller’s dock and all risk of loss of the Products shall remain with Seller until loaded onto such carriers unless Buyer and Seller shall otherwise mutually agree in writing. The carrier selection, shipment and payment procedures and bill of lading requirements shall be in accordance with any reasonable instructions issued by Buyer, and otherwise shall be subject to Buyer’s approval which approval shall not be unreasonably withheld. Products are to be shipped via clean trucks and containers suitable for transportation of food and protection of its contents with respect to integrity and quality, and shall be in compliance with good commercial practice and all applicable laws, rules and regulations. All costs of shipping shall be paid by Seller at the time of shipping and billed to Buyer by separate shipping invoice. Payment in full for all costs of shipping shall be due from Buyer to Seller within thirty (30) days after Buyer’s receipt of the shipping invoice.

8.	Compensation, Payment & Invoices.

8.1 Compensation. As full and complete compensation for all services performed and goods sold hereunder by Seller, Buyer shall pay Seller the price set forth for each Product listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement plus the cost of shipping all Products, plus any reasonable charge for excess periods of storage required by Buyer as set forth in Section 7.1. The compensation due Seller for each Product price shall also include: (i) all federal, state and local taxes that may be imposed upon Seller’s manufacture and sale of each Product, (ii) reimbursement of Seller’s reasonable costs incurred on behalf of Buyer in obtaining and maintaining required governmental authorizations for the import and sale of Products into the Territory, and (iii) reimbursement of Seller’s reasonable costs incurred on behalf of Buyer in obtaining and maintaining required governmental authorizations and registrations with all regulatory agencies in the Territory for the sale of Products, including without limitation all reasonable costs associated with the hiring of industry consultants, advisors, toxicologists, translators and other personnel or services required by Seller to obtain and maintain required governmental authorizations and registrations with all regulatory agencies in the Territory for the sale of Products.

8.2 Price Increases/Decreases. In the event costs increase or decrease by ten percent (10%) or more as a result of a change in the Standards, labor costs, material costs, rent, custom charges, taxes, import or export duties, freight costs or utility rates, Seller shall provide Buyer documentation supporting such cost increases or decreases in a form reasonably satisfactory to Buyer. Upon Buyer’s reasonable satisfaction and confirmation of the increased or decreased costs, the increased or decreased costs shall be reflected in a subsequent written memorandum signed by the Parties and expressly referring to this Agreement. Any increase or decrease in purchase price shall become effective thirty (30) days after Buyer and Seller determine such increase or decrease. Neither Party may exercise this provision more than once in any six (6) month period. In any such review, Seller will disclose the prior (e.g., as of the Effective Date or as of the last evaluation) values of all of the above variables as well as the current values of all of the above variables. Buyer reserves the right to reject any proposed purchase price adjustment. Notwithstanding any other provision in this Agreement to the contrary, if Buyer rejects any proposed purchase price adjustment, Seller may terminate this Agreement at any time following any rejection upon giving Buyer thirty (30) days notice.

8.3 Invoices. Seller shall submit invoices to Buyer for payment in full for all Products when quantities of the Products are available for shipment to Buyer. Seller’s invoices are due on receipt by Buyer (net 30) and must be paid in USD. Payments not made within thirty (30) days from the date of Seller’s invoice will bear interest at one and one half (1 1/2%) per month.

9.	Exclusivity & Ownership.

9.1 The Products that are the subject of this Agreement will at all times be solely owned by Buyer. Seller shall not directly or indirectly develop, manufacture or market an “equivalent or derivative product” for any other multi-level marketing company or any other form of retail distribution using Buyer’s formulas. For the purpose of this Agreement, “equivalent or derivative product” means any product formulated by Seller which substantially replicates the Product as to the combination of specific ingredients, nutrients, and functional features with Buyer’s proprietary ingredients and/or formulations. All proprietary ingredients and/or formulations for each Product formula claimed by Buyer and sought to be protected by Buyer under this Section shall be listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement. The foregoing notwithstanding, nothing in this Agreement is deemed to preclude Seller from developing, manufacturing or marketing any other type of product in any channel of distribution worldwide.

10.	Trademarks and Tradenames.

10.1 The Parties recognize that the corporate name and respective trademarks or tradenames of the other are valuable and that all goodwill associated with use of such names and marks shall inure to the benefit of the other. Either Party shall have the right to terminate this Agreement immediately in the event that the other Party acts in a manner which would negatively impact the reputation of such Party and/or of its name or marks and/or would infringe or dilute the value of the other Party’s name or marks or which is not in compliance with applicable law in the United States or any other country in which either Party conducts business as the case may be. Each Party shall be solely responsible for the registration and maintenance of its trademarks and tradenames in the Territory.

10.2 Buyer shall be the sole owner and shall have perpetual use and control of all promotional materials produced for Buyer bearing its trade name and/or trademarks (“Buyer Marks”) related to the Product. Buyer shall be free to dispose of and treat in any way all promotional materials under this Agreement, including but not limited to selling, advertising, distributing, and permitting their use in other mediums, whether for profit or otherwise. Except as provided in Section 4.3, Seller has no right or license to use any of the trademarks or tradenames owned by, licensed to or associated with the Buyer Marks during the term of this Agreement without prior approval and express permission from Buyer, such approval and permission is within the sole discretion of Buyer and may be withheld at any time.

10.3 Seller acknowledges and agrees that all Product formulas are proprietary to and owned exclusively by Buyer (“Buyer Intellectual Property”) and Seller disclaims all interest in such Buyer Intellectual Property including without limitation any modifications or improvements made by Seller to such Buyer Intellectual Property during the term of this Agreement. Buyer acknowledges and agrees that any new product formula provided by Seller that is declined by Buyer for use under this Agreement shall be proprietary to and owned exclusively by Seller; provided it does not include Buyer’s proprietary formulations.

11.	Confidential Information.

11.1 Seller recognizes and acknowledges that Buyer’s trade name(s), trademarks, copyrights, patents, marketing plans, identity of and related information regarding its Associates, product formulations and other proprietary product information and any information relating to the management/operations of Buyer are valuable assets belonging to Buyer and as such are the sole property and may constitute trade secrets of Buyer. Prior to and during the performance of this Agreement, Seller may have or had access to certain confidential information pertaining to Buyer. Seller specifically agrees Seller will not at any time, during or after the performance of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of Buyer (hereinafter referred to as “Buyer Confidential Information”). Buyer Confidential Information includes but is not limited to: Buyer genealogies (being the information held by Buyer in connection with any current or former Associate of Buyer) related to its Associates including without limitation its relationship with each of its Associates, the Associate’s name, upline and downline, charts, data reports, proprietary product information which may from time-to-time be made known to Seller, the names or practices of any of Buyer’s customers or Associates; Buyer’s marketing methods and related data; the names of Buyer’s vendors or suppliers; costs of materials; costs of its products generally, the prices Buyer obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Buyer’s business; compensation paid to its Associates, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of Buyer; its manner of operation or other confidential data of any kind, nature or description.

11.2 Seller agrees to use the Buyer Confidential Information only for Buyer business, and shall not use such Confidential Information in any other marketing endeavor (whether for profit or otherwise) and shall return copies of any written Buyer

Confidential Information in Seller’ possession to Buyer forthwith upon written demand and upon termination of the Sale and License Agreements for whatever reason.

11.3 Notwithstanding anything to the contrary contained in this Agreement:

11.3.1 Seller shall have no obligation to maintain in confidence or return to Buyer any information (i) that was known to Seller prior to its disclosure to Seller by Buyer or any of its current or former Associates and that did not become known to Seller through disclosure by a person who was then known actually by Seller to have obtained such information or made such disclosure in violation of any obligation to Buyer, (ii) that is now in or hereafter enters the public domain other than due to a breach by Seller of this Section, (iii) that is disclosed to Seller by a third party who is not actually known by Seller to have obtained or disclosed such information in violation of any obligation to Buyer, or (iv) that is independently developed by Seller without the aid, application or use of any Buyer Confidential information disclosed to Seller; and

11.3.2 Seller may make any disclosure of Buyer Confidential Information (i) that it is necessary or appropriate to make in order to carry out its obligations under any written agreement with Buyer, (ii) that it is required or permitted to make pursuant to any written consent of or written agreement with Buyer or (iii) that it is required by law to make.

11.4 Buyer recognizes and acknowledges that Seller’ trade name(s), trademarks, copyrights, patents, marketing plans, product formulations, know-how, compounds, products, processes, designs, production methods and techniques and other proprietary product information and any information relating to the management/operations of Seller are valuable assets and confidential information belonging to Seller and as such are the sole property of Seller and may constitute trade secrets of Seller. Prior to and during the performance of this Agreement, Buyer may have or had access to certain confidential information pertaining to Seller. Buyer specifically agrees it will not at any time, during or after the performance of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of Seller (hereinafter referred to as “Seller Confidential Information”). Seller Confidential Information includes but is not limited to: the names or practices of any of Seller’s customers; Seller’s marketing methods and related data; the names of Seller’s vendors or suppliers; costs of materials; costs of its products generally, the prices Seller obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Seller’s business; details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of Seller, its manner of operation or other confidential data of any kind, nature or description.

11.5 Buyer agrees to use the Seller Confidential Information only for Seller business and shall return copies of any written Seller Confidential Information in its possession to Seller forthwith upon written demand and upon termination of this Agreement for whatever reason.

11.6 Notwithstanding anything to the contrary contained in this Agreement:

11.6.1 Buyer shall have no obligation to maintain in confidence or return to Seller any information (i) that was known to Buyer prior to its disclosure to Buyer by Seller that did not become known to Buyer through disclosure by a person who was then known actually by Buyer to have obtained such information or made such disclosure in violation of any obligation to Seller, (ii) that is now in or hereafter enters the public domain other than due to a breach by Buyer of this Section, (iii) that is disclosed to Buyer by a third party who is not actually known by Buyer to have obtained or disclosed such information in violation of any obligation to Seller, or (iv) that is independently developed by Buyer without the aid, application or use of any Seller Confidential information disclosed to Buyer; and

11.6.2 Buyer may make any disclosure of Seller Confidential Information (i) that it is necessary or appropriate to make in order to carry out its obligations under any written agreement with Seller, (ii) that it is required or permitted to make pursuant to any written consent of or written agreement with Seller or (iii) that it is required by law to make.

11.6.3 It is agreed by the Parties that the foregoing covenants are appropriate and reasonable in light of the nature and extent of the business conducted by the Parties and their respective relationships. If is further agreed that the covenants set forth herein are divisible in the event they are held to be invalid, unreasonable, arbitrary or against public policy. Further, it is agreed by the Parties that if any court of competent jurisdiction makes such a determination, the court may determine what time period and geographical area are reasonably necessary to protect the Parties’ legitimate business interests.

11.7 The Parties agree the information arising, created, compiled or developed in connection with inspections and audits permitted pursuant to certain Sections of this Agreement are proprietary and confidential, and the information revealed therein is furnished only for the purpose of confirming compliance with the terms of this Agreement. Any other use of the information revealed by such inspections or audits is understood and agreed by the Parties to constitute a material breach of this Agreement that cannot be cured.

11.8 This Section shall survive the termination of this Agreement.

12.	Indemnification by Buyer and Seller.

12.1 Indemnification by Seller. Seller shall indemnify and save Buyer, its subsidiaries, affiliated and/or controlled companies, as well as each of their respective officers, directors, agents, and employees, harmless from and against all loss, liability, damages, claims for damages, settlements, judgments or executions, including costs, expenses and reasonable attorneys’ fees and costs (collectively, “Losses”) to the extent arising from sales of Products manufactured and supplied by Seller to Buyer on and after the Effective Date, and defend such persons or entities from any third party demands, actions, suits, prosecutions or other such claims arising from sales of such Products on and after the Effective Date (“Third Party Claims”) based on, (i) actual or alleged injury to person or property or death occurring to any person whatsoever arising out of any obligation of Seller under this Agreement, out of possession, use of, or consumption by, any person of the Product supplied by Seller to Buyer under this Agreement, (ii) any actual or alleged injury to person or property or death occurring to any of Seller’s employees, agents or any individual on Seller’s premises, (iii) the Product (including the manufacture or distribution thereof) infringes upon the intellectual property rights of any other person or entity (including patents, trademarks, copyrights or trade secrets), (iv) any alleged breach of Seller’s representations and warranties contained herein, (v) the content or manner of any nutritional ingredient labeling information provided by Seller in connection with the Product, and (vi) provided, however, as to (iii) and (v), that Seller will have no liability to the extent such claim arises out of the incorporation of designs, raw materials, packaging or labeling provided and approved by Buyer for the Products.

12.2 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, its subsidiaries, affiliated and/or controlled companies and all sublicensees, as well as each of their respective officers, directors, agents, and employees, from and against all Losses to the extent arising from, and defend such persons or entities from Third Party Claims or other such claims arising from sales of Products by Buyer based on: (i) any alleged breach of Buyer’s warranties contained herein; (ii) any claims arising from the content or manner of Buyer’s handling, marketing, promotion or recommended or proposed use of the Products; (iii) any claims arising from any designs, raw materials, packaging or labeling provided and approved by Buyer for the Products, or (iv) any claims that the Products infringe any patent, copyright, trade mark right, trade secret, mask work right or other proprietary right of any third party to the extent that such claim is attributable to Seller’s incorporation of designs or materials provided by Buyer into the Products.

12.3 Indemnification Procedure. The party entitled to indemnification under this Section 12 (the “Indemnified Party”) will provide the party obligated to provide indemnification under this Section 12 (the “Indemnifying Party”) with prompt notice of any Third Party Claim for which its seeks indemnification under this Section 12, provided that the failure to do so will not excuse the Indemnifying Party of its obligations under this Section 12 except to the extent prejudiced by such failure or delay. The Indemnifying Party will have the sole right to control the defense and settlement of the Third Party Claim, provided that the Indemnifying Party may not, without the

Indemnified Party’s consent, enter into any settlement which admits guilt, liability or culpability on the part of the Indemnified Party. The Indemnified Party will provide reasonable cooperation to the Indemnifying Party in defending any Third Party Claim.

12.4 NO CONSEQUENTIAL DAMAGES. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR THEIR AFFILIATES HAVE ANY LIABILITY WHATSOEVER TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF PROFIT OR REVENUE; LOSS OF USE OF THE PRODUCTS; COST OF CAPITAL; OR CLAIMS RESULTING FROM CONTRACTS BETWEEN BUYER, ITS CUSTOMERS AND/OR SUPPLIERS.

13.	Seller’s Representations and Warranties.

13.1 Seller expressly warrants that at the time of delivery; (i) all Products sold hereunder shall be of merchantable quality, free from defects in material and workmanship as agreed to in the Standards, fully acceptable, fit for their intended use, and to the extent legally required, approved by the regulating authorities in the Territory respecting the Products or any other governmental agency having authority over the Products and (ii) all Products will be manufactured in accordance with applicable laws, regulations and orders, and applicable industry standards; and that the Products shall be manufactured in conformity with the Standards. Should applicable law or industry requirements specify defect limits or other requirements that are more stringent than those, if any, contained in the Standards, the more stringent requirements shall prevail and apply. No Product contained in any shipment now or hereafter made to Buyer will, at the time of such shipment or delivery, be adulterated, misbranded or mislabeled within the meaning of any applicable federal, state or municipal law as such exist at the time of shipment or delivery. This warranty shall be a continuing warranty and shall be binding upon Seller with respect to the Products that Seller ships or delivers to Buyer in accordance with the terms and conditions of this Agreement.

13.2 Seller shall furnish Buyer duly executed by an officer of Seller, certificates of compliance with (i) all applicable laws, orders and regulation of the federal or any state or municipal government or agency thereof, which apply to this Agreement, (ii) the Standards and written formulations for Products, and (iii) all laws and regulations which may relate to the processing and manufacturing Plants of Seller which are used in the manufacture of the Products.

13.3 All Products manufactured by Seller shall be manufactured, packaged, produced and labeled, and delivered in accordance with the Product Standards. Seller shall not change any Standards without Buyer’s written consent, except as in response to request by federal, state or local agencies having appropriate jurisdiction in which event Seller shall promptly notify Buyer of such change. Seller shall not alter the finished Product package without obtaining the written consent of Buyer prior to any alteration which consent Buyer has no obligation to give.

13.4 Seller shall carry for the entire term of this Agreement, with companies reasonably satisfactory to Buyer: (i) Workers’ Compensation and Employees’ Liability Insurance; (ii) Standard Form Fire and Extended Coverage Insurance for the full replacement value of any of the Products or any packaging materials, and (iii) Public Liability Insurance including Contractual Liability and Products Liability Coverage with a combined single limit of not less than Fifteen Million Dollars ($15,000,000). The insurance policies shall be claims based and name Buyer as an additional insured party and provide that at least thirty (30) days prior written notice of cancellation, amendment, or lapse of coverage shall be given to Buyer by the insurer. Seller will submit policies and/or certificates of insurance evidencing the above coverage to Buyer upon Buyer’s written request.

13.5 It is expressly recognized and agreed that Buyer is relying on the representations and warranties of Seller contained herein and such representations and warranties shall survive the execution and/or termination of this Agreement.

13.6 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as to the United States and as to the region in which it does business and has full power and authority to carry on its business as now being conducted.

13.7 Authorization and Agreement. The execution, delivery and performance of this Agreement by Seller has been authorized by all necessary corporate action on its part. The consummation of the transactions contemplated by this Agreement will not result in the breach of, or constitute a default under, any indenture, mortgage, note, agreement or other financing agreement to which Seller is a party or to which it or its properties or rights are subject and will not be in violation of the rights of any other party.

13.8 No Consent. No consent of any party and no consent, license, approval or authorization of, or exemption by, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to Seller and the consummation of the transactions contemplated hereby.

13.9 Validity and Enforceability. This Agreement is valid and enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by Seller does not violate any law or rule or regulation or give rise to a cause of action in favor of any person which will result in any liability to any of the Parties.

13.10 No Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or By-Laws of Seller (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate or constitute a default (by way of substitution, novation or otherwise) under the terms of any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which Seller is a party or by which it may be bound or by which any of the property or assets of Seller may be bound or materially affected, (iii) result in the creation of any lien, charge or encumbrance upon the assets or properties of Seller as it relates to its business or the pending business of Buyer, (iv) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body against, or binding upon Seller or upon the property, assets or business of Seller or (v) constitute a violation by Seller of any law or regulation of any jurisdiction as such law or regulation relates to it or to the property or business of Seller.

13.11 Compliance with Laws. The business and operations of Seller and any of its other affiliates and subsidiaries, if any, have not been, and are not, conducted in violation of any applicable judgment, order, injunction, award, tariff or decree. Seller has not received notice of, nor does Seller have any knowledge of or any reasonable grounds to know after due inquiry that the business and its operations have not been and are not, conducted in violation of any Federal, state or local law, ordinance, regulations, or any other requirement of any governmental body, court or arbitrator applicable to Seller or pursuant to which they conduct their business and operations. Seller has all permits, licenses, orders, authorizations or approvals of any Federal, state, local or foreign governmental or regulatory body to carry on its business in the places and in the manner now and heretofore conducted, and all such licenses, authorizations and permits are in full force and effect. Seller has neither received notice of nor have any knowledge of or any reasonable grounds to know after due inquiry that the business and operations of Seller have not and are not, conducted in material violation of any such licenses, authorizations and permits, and no proceeding is pending or threatened to revoke or limit any such license, authorizations or permits.

14.	Termination.

14.1 Termination by Seller. Seller will have just cause to terminate this Agreement immediately upon written notice to Buyer or to refuse to renew this Agreement, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below:

14.1.1 Breach. Buyer or any of its employees (i) breaches any obligation under the terms of this Agreement or (ii) breaches any other obligation under this Agreement and fails to cure the breach within 90 days after Seller demands its cure in writing.

14.1.2 Normal Business. Buyer ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights.

14.2 Termination by Buyer. Buyer will have just cause to terminate this Agreement immediately upon written notice to Seller or to refuse to renew this Agreement, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below or elsewhere in this Agreement:

14.2.1 Breach. Seller or any of its employees breaches any obligation under this Agreement and fails to cure the breach to Buyer’s satisfaction within ninety (90) days after Buyer demands its cure in writing.

14.2.2 Normal Business. Seller ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights.

14.2.3 Failed Conditions. In the event Seller does not cure its inability to satisfy the conditions contained in a notice received from Buyer pursuant to Section 3.4 within the time periods set forth therein.

14.2.4 Insolvency. The institution by Seller of insolvency, receivership or bankruptcy proceedings or any other material proceedings for the settlement of its debts, including, without limitation, a reorganization, a compromise, an arrangement or assignment for the benefit of its creditors; the institution of such proceedings against the Seller and Seller has failed to resolve in its favor within twenty (20) calendar days after appropriate services of process.

14.2.5 General Assignment. The Seller makes a general assignment for the benefit of creditors, Seller’s dissolution or ceasing to do business in the normal course; Seller has a substantial part of its assets seized.

14.2.6 Fair Trade Practices. The Seller shall at all times comply with international fair trade practices. Buyer shall have the right to terminate this Agreement upon seven (7) days prior written notice to Seller or its legal representative in the event that Seller, its officers, executives, partners, directors, principals, employees, attorneys or agents, does any of the following: engages in illegal, immoral, or criminal conduct resulting in a criminal indictment with a substantial likelihood of conviction; misrepresents or conceals anything in its background that could be detrimental to the value of Buyer’s goodwill, name, reputation or stock; engages in conduct contrary to the best interests of Buyer; engages in conduct that offends the sensitivities of a significant portion of the population, including, without limitations, use of child labor, acts contrary to international standards for the treatment of employees or the environment, abrogates the rights of employees to congregate and the like; or engages in conduct that could bring Buyer into public disrepute.

15.	Consequences of Termination.

15.1 Termination Obligations. Without waiving any rights or remedies a Party may have hereunder, upon the expiration or termination of this Agreement, all rights granted to either Party hereunder will immediately cease, and the parties will (i) promptly comply with the termination obligations specified below and (ii) otherwise cooperate with the other Party to terminate relations in an orderly manner.

15.2 Payments. Buyer shall pay Seller all due and outstanding amounts. There shall be no liquidated, consequential or incidental damages or payments due of any kind.

16.	Notice.

16.1 All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been given by a Party (i) when delivered by hand; (ii) one day after deposit with a nationally recognized overnight courier service (postage prepaid); (iii) when sent by facsimile with confirmation of transmission by the transmitting equipment (a confirming copy of the notice shall also be delivered by the method specified in (i) or (ii) in this Section). Notices shall be sent in each case to the address indicated for each Party below. The notice provision for any Party may be changed by sending notice in accordance with this Section.

If to Seller:	with a copy to:

Natural Alternatives	Fisher Thurber LLP
International, Inc.	4225 Executive Square, Suite 1600
1185 Linda Vista Drive	La Jolla, California 92037
San Marcos, California 92078	Attention: David A. Fisher
Attn: President or Chief	Telephone: (858) 535-9400
Operating Officer	Facsimile: (858) 535-1616
Telephone: (760) 744-7340
Facsimile: (760) 591-9637

If to Buyer:	with a copy to:

Mannatech, Inc.
600 S. Royal Lane, Suite 200
Coppell TX 75019
Attention: General Counsel

Telephone: 972-471-7388

Facsimile; 972-471-7352

16.2 Designated Contact. If a specific contact person is designated in a provision, notice concerning the subject matter of such provision shall be directed to such person. The address, facsimile number or the name of any Party or contact person or other number may be changed by sending notice in the manner set forth above.

17.	Attorney’s Fees.

In the event any Party hereto shall institute an action, including arbitration pursuant to Section 21 of this Agreement, to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief granted, to reasonable attorneys’ fees and costs.

18.	Severability.

Any portion of this Agreement which may be prohibited or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, but shall not invalidate the remaining portions of such provisions or the other provisions hereof or affect any such provisions or portion thereof in any other jurisdiction.

19.	Modification.

This Agreement and any documents or memorandums attached hereto may be revised from time to time and can be modified by mutual written agreement of the Parties.

20.	Waivers.

Any failure by any of the Parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other Party, but any such waiver will not be deemed a waiver of any other obligations, agreement or conditions contained herein.

21.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Commercial Arbitration of the American Arbitration Association (“AAA”); provided, however, that in the event of any such controversy or claim, (i) neither Party will initiate arbitration within the first thirty (30) days after the aggrieved Party first notifies the other Party of the controversy or claim and (ii) during such thirty (30) day period, the chief executive officers of both parties convene at least once in Dallas, Texas, to endeavor in good faith to amicably resolve the controversy or claim.

To initiate arbitration, either Party will file the appropriate notice at the appropriate Regional Office of the AAA. The arbitration proceeding will take place during a period not exceeding three (3) days. The arbitration panel will consist of three (3) arbitrators, one arbitrator appointed by each Party and a third neutral arbitrator appointed by the AAA. Any communication between a Party and any arbitrator will be directed to the AAA for transmittal to the arbitrator.

The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrators. The award will (i) be granted and paid in U.S. Dollars exclusive of any tax, deduction or offset and (ii) include interest from the date of breach or other violation of the Agreement until the award is fully paid, computed at the then-prevailing LIBOR rate. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the Party that resists its enforcement.

22.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

23.	Compliance.

Each Party will comply with all laws relating to the performance of this Agreement including federal and state laws, rules and regulations and represents and warrants that execution of this Agreement and performance of its obligations under this Agreement does not and will not breach any other agreement to which it is or will be a party, including but not limited to any agreements with its customers.

24.	No Agency.

Neither Party shall purport or shall be deemed an agent, employee, partner, or joint venture with the other Party.

25.	Governing Law.

The Parties hereto agree that this Agreement shall be enforced and governed by the laws of the State of Texas without regard to the conflicts of law principals. Each Party consents to personal jurisdiction in Dallas County, Texas, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Agreement.

26.	Authority.

The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

27.	Assignment.

This Agreement and the rights hereunder may not be assigned by any Party (except by operation of law) without prior written consent of the other Party, but, subject to the foregoing limitation, this Agreement shall be binding and inure to the benefit of the respective successors, assigns, and legal representatives of the Parties.

28.	Force Majeure.

Neither Party shall be liable for any failure, inability or delay to perform hereunder, if such failure, inability or delay is due to war, strike or other labor stoppage or slowdown, flood, fire, explosion or accident, transportation stoppage, materials shortage, government law, order or regulation or energy allocation or shortage; provided, however that Buyer shall under no circumstances be relieved of the obligation to pay amounts then due to Seller. If delay or failure caused by such force majeure condition shall continue for more than ninety (90) days, either Party shall have the right, at its sole discretion, to terminate this Agreement, by giving notice to the other of its election to terminate. For the purposes of this Agreement, the term “force majeure” shall mean any event beyond the control of the parties, including, without limitation, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuation, expansion or new outbreak of any war or conflict now in effect), terrorist acts, export controls, embargoes, changes in government and governmental actions or decrees.

29.	Captions.

The headings of the sections in this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place constriction upon any of the provisions of this Agreement.

30.	Incorporation of Recitals.

The recitals of this Agreement shall be construed and interpreted as comprising an essential portion of this Agreement.

31.	Publicity of Agreement.

This existence of this Agreement is confidential. Neither Party shall engage in any type of publicity in any way connected with this Agreement without the other Party’s prior written approval, which approval shall not be unreasonably withheld. However, approval to disclose is hereby given by both parties to the extent required for compliance with any governmental rule, regulation or other requirement. In the event of any disclosure, the publishing Party shall furnish a copy of such disclosure to the other Party.

32.	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of the Parties, and there are no representations, warranties, or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

Mannatech Incorporated

By:	/s/ Terry L. Persinger
Terry L. Persinger
Its:	President

Natural Alternatives International, Inc.

By:	/s/ Randy Weaver
Randell Weaver
Its:	President